Exhibit 107

Calculation of Filing Fee Tables

FORM S-4
(Form Type)

Highland Transcend Partners I Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(7)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Class A common stock, par value $0.0001 per share(2)(3)	457	(f)(1)	54,629,708	$9.93	(4)	$542,473,000	0.0000927	$50,287.25
Fees Previously Paid	Equity	Redeemable warrants, each warrant exercisable for one share of Class A common stock at an exercise price of $11.50(2)(5)	457	(g)	15,333,333	$—		$—	—	$—	(6)

Carry Forward Securities
Total Offering Amounts	$542,473,000	$50,287.25
Total Fees Previously Paid		$50,287.25
Total Fee Offsets		$0
Net Fee Due		$0

(1) Prior to the completion of the business combination described herein, the registrant, a Cayman Islands exempted company, will effect a deregistration under Section 206 of the Companies Act (as Revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law (the “domestication”), pursuant to which the registrant’s jurisdiction of incorporation will be transferred by way of continuation from the Cayman Islands to the State of Delaware and the name of the registrant will be changed to “Packable Commerce, Inc.”(“New Packable”). All securities being registered will be issued by New Packable.

(2) Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3) The number of shares of Class A common stock of New Packable, par value $0.0001 per share (the “Class A common stock”), being registered includes up to (a) 30,000,000 Class A ordinary shares of Highland Transcend Partners I Corp. (“Highland Transcend”) that were sold pursuant to Highland Transcend’s Registration Statement on Form S-1 (File No. 333-250125) as part of the units in Highland Transcend’s initial public offering, which will automatically convert into shares of Class A common stock in connection with the domestication and the business combination described in the proxy statement/prospectus forming part of this registration statement and (b) up to 24,629,708 shares of Class A common stock estimated to be issued to the Blocker equity holders in connection with the business combination described herein.

(4) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Highland Transcend on The New York Stock Exchange on January 20, 2021 in accordance with Rule 457(f)(1) and Rule 457(f)(3).

(5) The number of warrants being registered includes 15,333,333 warrants to acquire Class A ordinary shares that were sold as part of the units in Highland Transcend’s initial public offering, which will automatically convert into warrants to acquire shares of Class A common stock in connection with the domestication and the business combination described in the proxy statement/prospectus forming part of this registration statement.

(6) No fee pursuant to Rule 457(g).

(7) Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.

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